Exhibit 99.1


FIRST                                             22 West State Street
KEYSTONE                                          Media, PA 19063
FINANCIAL, INC.                                   610-565-6210

                           FOR IMMEDIATE RELEASE
                           ---------------------

CONTACT:  THOMAS M. KELLY, PRESIDENT
          (610) 565-6210

                    FIRST KEYSTONE FINANCIAL ANNOUNCES
                          SECOND QUARTER RESULTS

     Media, PA April 30, 2003 - Donald S. Guthrie, Chairman and Chief Executive Officer of First Keystone Financial, Inc. (Nasdaq:
FKFS) reported today net income for the quarter ended March 31, 2003 of $693,000, or $0.34 per diluted share, compared to $684,000, or $0.34 per diluted share, for the same period last year. Net income for the six months ended March 31, 2003 was $1.5 million, or $0.73 per diluted share, as compared to $1.3 million, or $0.66 per diluted share, for the same period in 2002.

     For the three and six months ended March 31, 2003, net interest income increased $138,000, or 4.2%, and $528,000, or 8.3%, respectively. During the second quarter of fiscal 2003, the Bank's interest-bearing liabilities, consisting of deposits and borrowings, continued to reprice downward more frequently than its interest-earning assets, consisting primarily of loans and investment securities. Interest expense for the quarter ended March 31, 2003 decreased $581,000 compared to the quarter ended March 31, 2002 due to a 68 basis point decrease in the weighted average rate paid on interest-bearing liabilities, partially offset by a $23.3 million increase in the average balance of such liabilities. The decline in interest expense was offset, in part, by a decline in interest income for the quarter ended March 31, 2003 of $453,000 compared to the quarter ended March 31, 2002 due to a decrease in the average yield earned of 69 basis points, partially offset by a $25.3 million increase in the average balance of interest-earning assets.

     The Company's interest rate spread remained at 2.62% for the three months ended March 31, 2003 as compared to the same period last year. However, the net interest margin decreased to 2.81% for the second quarter of fiscal 2003 from 2.86% for the same period last year.

     On a linked quarter basis, net interest income decreased $110,000 in the second quarter of fiscal 2003 compared to the first quarter of fiscal 2003. In addition, the net interest margin decreased 17 basis points from 2.98% for the three months ended December 31, 2002. During the second quarter of fiscal 2003 as compared to the first, the Company experienced a 33 basis point decrease in the yield earned on average interest-earning assets which was partially offset by a 17 basis point decline in the rates paid on interest-bearing liabilities. The compression in the net interest margin was primarily the result of reinvesting at current low interest rates the high cash flows resulting from the increased level of prepayments of mortgage-related securities and the calls on investment securities resulting from the low interest rate environment. The Company, based on the current interest rate environment, expects the compression of its net interest margin to continue.



     Total non-performing assets decreased to $3.6 million at March 31, 2003 from $4.1 million at December 31, 2002, and from $5.4 million at September 30, 2002. The decrease during the quarter was primarily due to a decrease in non-performing residential loans combined with a decrease in the amount of real estate owned. As a result, the Company's ratio of non-performing assets to total assets decreased to 0.67% at March 31, 2003 compared to 0.77% at December 31, 2002 and 1.04% at September 30, 2002.

     For the quarter ended March 31, 2003, non-interest income increased $90,000, or 20.0%, from the same period last year. Non-interest income increased $248,000, or 27.3%, for the six months ended March 31, 2003 by comparison to the same period last year. The increase was primarily the result of an increase in the gain on sale of loans as the Company continues to sell newly originated 30 year fixed-rate single-family residential loans in the secondary market in order to manage interest rate risk.

     Non-interest expense for the quarter ended March 31, 2003 increased $153,000, or 5.6%, from the same period last year primarily due to compensation and employee benefit expenses and other non-interest expenses. The increase in compensation and employee benefit expenses was due to the hiring of additional personnel, higher costs of employee benefit plans and general compensation increases. Other non-interest expense increased $115,000, or 26.0%, primarily due to expenses relating in large part to the workout of three non-performing commercial real estate loans aggregating $2.4 million. Non-interest expense for the six months ended March 31, 2003 increased $410,000, or 7.6%, by comparison to the same period in the prior year.

     The Company's total assets increased to $542.7 million at March
31, 2003 from $518.3 million at September 30, 2002. The asset growth was primarily attributable to a $36.5 million, or 42.7%, increase in mortgage-related securities available for sale to $122.2 million at March 31, 2003 from $85.7 million at September 30, 2002 partially offset by a $6.6 million, or 26.6%, decrease in cash and cash equivalents and a $6.1 million, or 7.6%, decrease in investment securities available for sale. Such growth was funded through deposit growth and, to a lesser extent, the use of Federal Home Loan Bank advances. Total deposits increased $15.5 million, or 4.7%, to $346.2 million at March 31, 2003 from $330.8 million at September 30, 2002.

     First Keystone Federal Savings Bank, the Company's wholly owned subsidiary, serves its customers from seven full-service offices located in Delaware and Chester Counties.

     Certain information in this release may constitute forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated. These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.






                                    FIRST KEYSTONE FINANCIAL, INC.
                                      SELECTED OPERATIONS DATA
                               (In thousands except per share data)
                                            (Unaudited)

                                                        Three Months Ended             Six Months Ended
                                                            March 31,                      March 31,
                                                     ------------------------------------------------------
                                                         2003         2002            2003          2002
                                                     ------------------------------------------------------
Net interest income                                     $3,400       $3,262          $6,909        $6,381
Provision for loan losses                                  195          135             390           270
Non-interest income                                        540          450           1,155           907
Non-interest expense                                     2,909        2,756           5,833         5,423
                                                     ------------------------------------------------------
Income before taxes                                        836          821           1,841         1,595
Income tax expense                                         143          137             367           257
                                                     ------------------------------------------------------
Net income                                              $  693       $  684          $1,474        $1,338
                                                     ======================================================
Basic earnings per share                                $ 0.36       $ 0.35          $ 0.77        $ 0.70
Diluted earnings per share                                0.34         0.34            0.73          0.66
Dividends per share                                       0.10         0.09            0.20          0.18
Number of shares outstanding at end of period        1,985,847    2,053,631       1,985,847     2,053,631
Weighted average basic shares outstanding            1,912,579    1,927,878       1,909,516     1,918,475
Weighted average diluted shares outstanding          2,044,182    2,040,416       2,026,365     2,024,696

_______________________________________________________________________________

                               SELECTED FINANCIAL DATA
                        (In thousands except per share data)
                                     (Unaudited)

                                                                            March 31,     September 30,
                                                                              2003            2002
                                                                         --------------   -------------
Total assets                                                                 $542,651        $518,346
Loans receivable, net                                                         288,562         288,776
Investment securities and mortgage-related securities available for sale      196,730         166,298
Cash and cash equivalents                                                      18,069          24,623
Deposits                                                                      346,243         330,765
Borrowings                                                                    137,520         126,237
Loan loss reserve                                                               2,720           2,358
Company-obligated mandatorily redeemable preferred securities                  20,861          20,880
Total stockholders' equity                                                     32,561          32,795
Book value per share                                                           $16.40          $16.33

_______________________________________________________________________________

                                      OTHER SELECTED DATA
                                          (Unaudited)

                                                             At or for the          At or for the
                                                          Three Months Ended      Six Months Ended
                                                               March 31,              March 31,
                                                         ------------------------------------------
                                                            2003     2002           2003     2002
                                                         ------------------------------------------
Return on average assets (1)                               0.53%    0.55%          0.57%    0.54%
Return on average equity (1)                               8.40%    8.88%          8.99%    8.62%
Interest rate spread (1) (2)                               2.62%    2.62%          2.71%    2.55%
Net interest margin (1) (2)                                2.81%    2.86%          2.90%    2.79%
Interest-earning assets/interest-bearing liabilities     106.72%  106.64%        106.37%  106.41%
Operating expenses to average assets (1)                   2.21%    2.22%          2.24%    2.17%
Ratio of non-performing assets to total assets
   at end of period                                        0.67%    0.88%          0.67%    0.88%
Ratio of loan loss reserve to non-performing assets
   at end of period                                       75.35%   48.70%         75.35%   48.70%


(1)    Annualized.
(2)    Adjusted for the effect of tax-free investments.